FOR IMMEDIATE RELEASE

                       TELEMAX GLOBAL COMMUNICATIONS, INC.
                        ACQUIRES OCEAN VIEW TELECOM INC.

Toronto, Ontario - June 11th, 2002: Telemax Global Communications, Inc. (OTCBB:TMXG) announced today that it has signed an Agreement to acquire Ocean View Telecom, Inc., a US based telecommunications service provider.

To jumpstart its expansion into the U.S. high call volume market of consumers of ethnic origin, Telemax Global Communications recently completed an Agreement to acquire Ocean View Telecom, an FCC-licensed Global Facilities-Based carrier based in Mill Valley, California. Ocean View is focused on the highly lucrative prepaid market for calling from the U.S to the Philippines and operates a switching facility in Manila and routes traffic through its licensing arrangement with the Philippine National Telecommunications Carrier. Along side Telemax, Ocean View is in the final stages of implementing a customized calling card program for the largest money remittance-cargo forwarding and travel services provider to the Filipino community in the U.S., based in the San Francisco Bay Area, which boasts more than 1 million customers. Ocean View has a switching POP in Los Angeles, California, which will be connected with Telemax's facilities in Toronto. Telemax expects to generate in excess of $750,000 US per month from this contract.

The acquisition is intended to be a tax-free exchange of shares and has been approved by the respective Boards of both companies.

ABOUT TELEMAX GLOBAL COMMUNICATIONS INC.

Telemax Global Communications, Inc. is one of largest manufacturers and distributors of prepaid calling products in Canada. Telemax Global Communications, Inc. is an innovator of new telecommunications solutions, such as prepaid wireless, prepaid Internet, various point of sale technologies and the deployment of a Voice Over the Internet Protocol (VOIP) network. Telemax Global integrates its telephony and computer technologies to route voice and data traffic around the world using a sophisticated prepaid calling platform. The Company has significant competitive advantages, which include 24 hour/7 day a week customer service and its growing licensing arrangements in high volume, under-served emerging markets.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.

                          For more information contact:

Mr. Evan Karras, President & CEO        Mr. Jeffrey L. Salzwedel, President
Telemax Global Communications, Inc.     Salzwedel Financial Communications, Inc.
Tel: (800) 850-7790                     Tel: (503) 638-7777



                                                                    EXHIBIT 99.2